Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THIS NOTE HAS BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTE.

SOLUNA HOLDINGS, INC.

Promissory Note

Original Principal Amount: $12,000,000.00

Issuance Date: April 15, 2026

Number: SLNH-1

FOR VALUE RECEIVED, SOLUNA HOLDINGS, INC., an entity organized under the laws of the State of Nevada (the “Company”), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Payment Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (10). This Promissory Note (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Note”) was originally issued pursuant to the Securities Purchase Agreement dated as of April 15, 2026, between the Company and the Holder (as it may be amended from time to time, the “Purchase Agreement”). The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be May 15, 2027, as may be extended at the option of the Holder.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c) Monthly Payments. On or before each date (each, an “Installment Date”) set forth on the repayment schedule attached hereto as Exhibit I (the “Repayment Schedule”), the Company shall repay a portion of the outstanding balance of this Note in an amount equal to (i) the installment principal amount set forth on the Repayment Schedule as of such Installment Date (or the outstanding Principal if less than such amount (the “Installment Principal Amount”)), plus (ii) the Payment Premium in respect of such Installment Principal Amount (if applicable), and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). With respect to the payment of any applicable Installment Amount by the Company hereunder, the Company shall, at its own option, repay each applicable Installment Amount either (i) in cash on or before the Installment Date, or (ii) by submitting an Advance Notice (an “Advance Repayment”), or a series of Advance Notices, each with an Advance Date on or before the applicable Installment Date, or any combination of (i) or (ii) as determined by the Company. In respect of any applicable Installment Amount, or portion thereof, to be repaid by the Company in cash, the Company shall pay such applicable Installment Amount to the Holder by wire transfer of immediately available funds in cash on or before such Installment Date. If the Company elects an Advance Repayment in accordance with this Section for all or a portion of an applicable Installment Amount, then the Company shall deliver an Advance Notice to the Holder in accordance with the terms and conditions of the SEPA, that will have an Advance Date on or before the applicable Installment Date. Upon the closing of such Advance Notice in accordance with the SEPA, the Holder shall offset the amount due to be paid by the Holder to the Company under the SEPA against an equal amount of the applicable Installment Amount to be paid by the Advance Repayment, and any additional proceeds from any Advance Notice shall be remitted to the Company. If, on the Installment Date any portion of the applicable Installment Amount remains unpaid, the Company shall repay such outstanding applicable Installment Amount as a cash repayment in accordance with this Section. If the Company is issuing or selling Common Shares for the purposes of generating proceeds to make a monthly payment hereunder, the Company shall utilize the SEPA to the fullest extent possible with respect to the Installment Amount being paid in connection with raising the proceeds to make such monthly payment and any Advance Notice used in furtherance thereof (or for any Advance repayment) shall utilize an Option 2 Pricing Period (as defined in the SEPA). Notwithstanding the foregoing, the Company may continue to use its ATM Agreement to raise proceeds from time to time for working capital, project-level equity, and general corporate purposes.

(d) Monthly Payment Deferral. The Company may elect, at its sole option, to defer the Installment Amount due on one Installment Date by providing written notice to the Holder (“Deferral Notice”) no fewer than five (5) Business Days prior to the Installment Date of the Installment Amount being deferred. With respect to a deferred Installment Amount, the Company shall elect in writing in the Deferral Notice, at its sole option, that such Installment Amount shall either (i) be due and payable at the next Installment Date, or (ii) remain outstanding and be due and payable on the Maturity Date, or otherwise upon acceleration in accordance with the terms of this Note. Promptly following the receipt of a Deferral Notice, the Holder will provide the Company with an updated Repayment Schedule reflecting the election made by the Company in the Deferral Notice.

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(e) Company Redemption. The Company at its option shall have the unconditional right, but not the obligation, to redeem (“Company Redemption”) early all or any portion of the amounts outstanding under this Note as described in this Section; provided, that the Company provides the Holder with 1 Business Day prior written notice (each, a “Redemption Notice”) of its desire to exercise a Company Redemption. Each Redemption Notice shall specify whether the Company Redemption will be for all amounts outstanding under this Note (“Redemption in Full”) or be for a portion of the amounts outstanding under this Note (“Redemption in Part”) and shall specify the applicable Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) solely in respect of a Redemption in Full, the Payment Premium in respect of such Principal amount plus (c) all accrued and unpaid interest on this Note. A Redemption in Part shall be applied to future monthly payments in reverse chronological order.

(f) Mandatory Redemption. If the Company consummates a financing transaction, or series of financing transactions within a thirty (30) day period, with aggregate gross proceeds in excess of $20 million (excluding (i) any transaction with the Holder or its affiliates, (ii) sales under the Company’s ATM Agreement, (iii) issuance under the SEPA, or (iv) exercises of options, warrants, or convertible securities outstanding as of the Issuance Date), then, unless waived by the Holder, the Company shall be required to make a Company Redemption in cash which shall be a Redemption in Part in a Redemption Amount equal to (a) an amount equal to 20% of the outstanding Principal balance of this Note plus (b) all accrued and unpaid interest on this Note.

(g) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i) The Company’s failure to pay to the Holder any amount of Principal, Payment Premium (if applicable), Interest, or other amounts when and as due under this Note or any other Transaction Document within five (5) Trading Days after such payment is due;

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(ii) (A) The Company or any Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Subsidiary of the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) or the Company or any Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company or any Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company or any Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company or any Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (G) the Company or any Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (H) any corporate or other action is taken by the Company or any Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) The Company or any Subsidiary of the Company shall, except in connection with any non-recourse purchase money transaction or equipment financing, default, in any of its payment obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created, and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and as a result, such indebtedness is declared due and payable;

(iv) A final judgment or judgments for the payment of money aggregating in excess of $1,000,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity;

(v) The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of ten (10) consecutive Trading Days;

(vi) The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (10)) unless in connection with such Change of Control Transaction this Note is repaid in full in accordance with terms hereof;

(vii) The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act; provided that any Event of Default pursuant to this clause (vii) shall be deemed cured upon the filing of the applicable Periodic Report with the Commission;

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(viii) Any representation or warranty made or deemed to be made by or on behalf of the Company in any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(ix) (A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company denies in writing that it has any further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document;

(x) The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(xi) Any Event of Default occurs with respect to any Other Notes; or

(xii) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be otherwise covered by Sections (2)(a)(i) through (2)(a)(xi) hereof) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

(b) During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election given by notice pursuant to Section (4), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Note, together with accrued and unpaid interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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(3) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (3)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (3)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee by acceptance of this Note acknowledge and agree that following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (3)(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (3)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (3)(a) or Section (3)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note(s) issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of such new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

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(4) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable and in each case, properly addressed to the party to receive the same and (B) receipt, when sent by e-mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Soluna Holdings, Inc. 325 Washington Avenue Extension Albany, New York 12205 Attn: Chief Financial Officer Telephone: (516) 218-0027 E-mail: legal@soluna.io

with a copy (which shall not constitute notice) to:	Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Attention: Steven Siesser, Esq E-Mail: ssiesser@lowenstein.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by e-mail or receipt from a nationally recognized overnight delivery service in accordance with clause (A)(i), (A)(ii) or (B) above, respectively.

(5) Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not and shall cause each of its Subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents in a manner that would materially adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire Common Shares or other equity securities of the Company, except repurchases of Company equity from employees upon exit or in connection with taxes; or (iii) enter into any agreement with respect to any of the foregoing.

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(6) CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a) Governing Law. This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b) Jurisdiction; Venue; Service.

(i) Each Party hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii) Each Party agrees that venue shall be proper in any court of the Governing Jurisdiction or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. Each Party waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by either Party against the other arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. Each Party agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by either Party against the other in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, each Party irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other Party arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Parties irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Parties agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv) Each Party irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at the address provided for notices in this Note, such service to become effective thirty (30) days after the date of mailing.

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(v) Nothing herein shall affect the right of either Party to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the other Party or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(7) Upon the occurrence and during the continuance of an Event of Default, the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(8) Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(9) If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or imped the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

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(10) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Advance Notice” shall have the meaning defined in the SEPA.

(b) “ATM Agreement” means the At the Market Offering Agreement entered into with H.C. Wainwright & Co., LLC on April 29, 2025.

(c) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(d) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

(e) “Commission” means the Securities and Exchange Commission.

(f) “Common Shares” means the shares of common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(g) “Company Redemption” shall have the meaning set forth in Section (1)(e).

(h) “Deferral Notice” shall have the meaning set forth in Section (1)(d).

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(j) “Other Notes” means any other notes issued pursuant to the Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(k) “Payment Premium” means 5% of the Principal amount being paid.

(l) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), and quarterly reports (on Form 10-Q), for so long as any amounts are outstanding under this Note or any Other Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(m) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(n) “Primary Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

(o) “Purchase Agreement” shall have the meaning set forth in the introductions to this Note.

(p) “Redemption Amount” shall have the meaning set forth in Section (1)(e).

(q) “Redemption in Full” shall have the meaning set forth in Section (1)(e).

(r) “Redemption in Part” shall have the meaning set forth in Section (1)(e).

(s) “Redemption Notice” shall have the meaning set forth in Section (1)(e).

(t) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u) “SEPA” shall mean collectively, SEPA Number 1 and SEPA Number 2.

(v) “SEPA Number 1” shall mean Standby Equity Purchase Agreement entered into between the Company and the Holder on August 12, 2024.

(w) “SEPA Number 2” shall mean Standby Equity Purchase Agreement entered into between the Company and the Holder on March 24, 2026.

(x) “Subsidiary” shall have the meaning set forth in the Purchase Agreement”

(y) “Trading Day” means a day on which the Common Shares are quoted or traded on a Primary Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(z) “Transaction Document” means this Note, the Other Notes, the Purchase Agreement, the Guaranty (as defined in the Purchase Agreement), and any and all other documents, agreements, instruments or other items executed or delivered in connection with this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:

SOLUNA HOLDINGS, INC.

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	CEO

EXHIBIT I

REPAYMENT SCHEDULE

Installment Date	Installment Principal Amount	Accrued and Unpaid Interest	Payment Premium (5%) (If Applicable)	Installment Amount
June 14, 2026	$1,200,000.00	$98,630	$60,000	$1,358,630
July 14, 2026	$1,200,000.00	$44,384	$60,000	$1,304,384
August 14, 2026	$1,200,000.00	$40,767	$60,000	$1,300,767
September 14, 2026	$1,200,000.00	$35,671	$60,000	$1,295,671
October 14, 2026	$1,200,000.00	$29,589	$60,000	$1,289,589
November 14, 2026	$1,200,000.00	$25,479	$60,000	$1,285,479
December 14, 2026	$1,200,000.00	$19,726	$60,000	$1,279,726
January 14, 2027	$1,200,000.00	$15,288	$60,000	$1,275,288
February 14, 2027	$1,200,000.00	$10,192	$60,000	$1,270,192
March 14, 2027	$1,200,000.00	$4,603	$60,000	$1,264,603